As filed with the Securities and Exchange Commission on October 5, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Palm, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3150688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

950 W. Maude Avenue

Sunnyvale, California 94085

(Address, including zip code of Registrant’s principal executive offices)

2009 Stock Plan

2009 Employee Stock Purchase Plan

(Full title of the plan)

Mary E. Doyle, Esq.

Palm, Inc.

950 W. Maude Avenue

Sunnyvale, California 94085

(408) 617-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen W. Fackler, Esq.

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304

(650) 849-5300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock $0.001 par value per share, to be issued under the 2009 Stock Plan	9,932,035 shares	$16.95	$168,347,993	$3,891
Common Stock $0.001 par value per share, to be issued under the 2009 Employee Stock Purchase Plan	5,817,033 shares	$16.95	$98,598,709	$3,714

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional shares of Common Stock that become available under the foregoing plans in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged. Also includes Preferred Stock Purchase Rights, which are attached to the shares of Common Stock being registered. The Preferred Stock Purchase Rights will be issued for no additional consideration and, therefore, no additional registration fee is required.
(2)	Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the filing fee on the basis of $16.95 per share, which represents the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on October 1, 2009.
(3)	6,984,343 of the 9,932,035 shares being registered under the 2009 Stock Plan represent shares previously registered by Palm, Inc. (the “Registrant”) under the Amended and Restated 1999 Stock Plan on Form S-8, registration statement No. 333-160828, for which the Registrant paid a filing fee of $5,503. 4,438,746 of the 5,817,033 shares being registered under the 2009 Employee Stock Purchase Plan represent shares previously registered by the Registrant as follows: (i) 1,479,582 shares under the Amended and Restated 1999 Employee Stock Purchase Plan (the “1999 ESPP”) on Form S-8, registration statement No. 333-160828, for which the Registrant paid a filing fee of $1,166, (ii) 1,479,582 shares under the 1999 ESPP on Form S-8, registration statement No. 333-152586, for which the Registrant paid a filing fee of $311, and (iii) 1,479,582 shares under the 1999 ESPP on Form S-8, registration statement No. 333-148528 (collectively, the “Prior Registration Statements”), for which the Registrant paid a filing fee of $331. The Registrant has filed post-effective amendments to deregister such shares from the Prior Registration Statements filed with respect to these predecessor plans, and accordingly, the associated registration fee previously paid on these shares under the Prior Registration Statements is being carried forward to offset the registration fee under this registration statement. As a result, the $9,394 registration fee that would be due on a proposed maximum aggregate offering price of $168,347,993 has been reduced by $5,503 to $3,891, and the $5,502 registration fee that would be due on a proposed maximum offering price of $98,598,709, has been reduced by $1,808 to $3,694.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not filed as part of this Registration Statement on Form S-8 pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(1)	The Registrant’s latest Annual Report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (1) above;

(3)	(i) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 18, 2000 and any amendment or report filed thereafter for the purpose of updating such description; and

(ii) The description of the Registrant’s preferred share purchase rights contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 23, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this

Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report. The Registrant’s Exchange Act file number with the Commission is 000-29597.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Registrant provide in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	2009 Stock Plan.(1)

99.2	2009 Employee Stock Purchase Plan.(1)

(1)	Incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on August 13, 2009.

Item 9.	Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 2nd day of October, 2009.

PALM, INC.

By:	/S/ JONATHAN J. RUBINSTEIN
Jonathan J. Rubinstein Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jonathan J. Rubinstein and Douglas C. Jeffries as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/S/ JONATHAN J. RUBINSTEIN	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	October 1, 2009
Jonathan J. Rubinstein

/S/ DOUGLAS C. JEFFRIES	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 1, 2009
Douglas C. Jeffries

/S/ FRED D. ANDERSON	Director	October 1, 2009
Fred D. Anderson

/S/ GORDON A. CAMPBELL	Director	October 1, 2009
Gordon A. Campbell

/S/ RAJIV DUTTA	Director	October 1, 2009
Rajiv Dutta

/S/ ROBERT C. HAGERTY	Director	October 1, 2009
Robert C. Hagerty

/S/ ROGER B. MCNAMEE	Director	October 1, 2009
Roger B. McNamee

/S/ D. SCOTT MERCER	Director	October 1, 2009
D. Scott Mercer

/S/ PAUL S. MOUNTFORD	Director	October 1, 2009
Paul S. Mountford

EXHIBIT INDEX

Exhibit Number	Document Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	2009 Stock Plan.(1)

99.2	2009 Employee Stock Purchase Plan.(1)

(1)	Incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on August 13, 2009.